Exhibit 10.1

Mike Bavaro Chief Human Resources Officer

August 19, 2025

Meenal Sethna

[Redacted]

Cc: John Rademacher - CEO

Dear Meenal,

We are pleased to offer you the position of Chief Financial Officer at Option Care Health, Inc. (the "Company") reporting to the Company’s Chief Executive Officer. In the CFO role, you will be an Executive Officer of the Company. Your anticipated start date is October 1, 2025.

Below are the terms of your offer should you accept, and satisfy the conditions of, the offer:

Base Salary: Your annual salary will be $655,000.00, less all applicable tax withholdings and benefit deductions, payable per the Company’s regular payroll schedule. As an exempt employee, you are not eligible for overtime compensation.

Annual Bonus: During your employment you will be eligible to receive an annual cash bonus, with the target amount of the bonus equal to 90% of your Base Salary, prorated for calendar year 2025. Any annual bonus will be earned based on the achievement of Company results for the calendar year to which the bonus relates and will be paid no later than March 15 in the year following the end of the calendar year to which it relates. The Company’s determination of actual performance relative to applicable criteria and/or target(s) shall be final and binding for purposes of determining your eligibility for, and the amount of, any annual bonus. For clarity, you will be eligible for a prorated bonus for the fourth quarter of calendar year 2025, based on actual Company results.

Equity Awards: Additionally, you are eligible to participate in the Option Care Health, Inc. Equity Incentive Plan (the “Equity Plan”). You will participate in the annual equity grant program and receive an annual equity award comprised of a combination of restricted stock units (40% of value) and performance stock units (60% of value) at a value commensurate with your role. At the February 2026 meeting of the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”), management will recommend to the Compensation Committee that you be granted an annual equity award with an aggregate target grant date value of approximately $2,400,000. The terms of any equity grants (e.g., number of shares, vesting schedule) will be subject to the terms and conditions of the Equity Plan and the underlying grant agreement.

Consistent with our 2025 plan design, with respect to the 2026 annual equity award referenced above, the vesting for the restricted stock units is expected to be prorated over a three-year period with one-third vesting each year after the anniversary of the grant; and the vesting for the performance stock units is expected to be three-year cliff vesting based on actual Company performance on key metrics established by the Compensation Committee and measured over the 2026, 2027 and 2028 performance years.

Sign-On Equity Award: Management will recommend to the Compensation Committee that the Company award you a Sign-On Equity Award with a grant date value of $1,500,000 comprised of restricted stock units. This equity award will have a three-year cliff vesting schedule. The terms of the Sign-On Equity Award (e.g., number of shares, vesting schedule) will be subject to the terms and conditions of the Equity Plan, the underlying grant agreement and the Company’s Amended and Restated Executive Severance Plan (the “Severance Plan”), and the Severance Plan will govern in the event of conflict with other agreements. For the avoidance of doubt, the Sign-On Equity Award constitutes a “time-based restricted stock unit award” for purposes of Sections 6(c)(i) and 7(c)(i) of the Severance Plan and will be subject to accelerated vesting and settlement in accordance with the terms and limitations contained therein.

Employee Benefits: You will be eligible to participate in such Company employee benefit plans and policies, and to receive such other fringe benefits, as the Company may in its discretion make available to its employees generally, subject to all present and future terms and conditions of such benefit plans and other fringe benefits. These plans and benefits may change or be terminated at any time, for any reason, with or without notice, by the Company in its sole discretion. Please see the enclosed Benefit Offering packet enclosed with this Offer Letter. You will have up to 30 days from your start date to register for any Company sponsored benefit plans.

Commitment to the Business; Policy Compliance: If you accept this offer, we expect that you will perform the duties assigned to you and that you will devote your full business time, attention and effort to your responsibilities for the Company and to perform your assigned responsibilities faithfully and to the best of your abilities. You also will be expected to read and comply with all Company policies and procedures (as in effect or amended from time to time), including the Company’s clawback policies, policies regarding stock ownership by senior executives and policies regarding trading of securities. This letter, along with the Covenants Agreement, is the full and complete agreement between you and the Company with respect to the terms of your at-will employment with the Company and supersedes all prior or contemporaneous negotiations, understandings, or agreements, whether written or oral.

Executive Severance Plan: You are eligible to participate in the Severance Plan. Please review the Severance Plan document included with this Offer Letter and sign and return the Option Care Health Executive Severance Plan Participation Notice and Agreement.

This offer of employment is contingent upon successful passage of the Company’s pre-employment drug and alcohol screening, background investigation, as permitted by law, your provision of proof of eligibility to work in the United States, as well as your agreement to the attached Option Care Health Non-Competition, Non-Solicitation and Confidentiality Agreement. As set forth in the agreement, you have at least 14 days to review and consider the agreement.

At-Will Employment: Your employment with the Company is for no specified period and constitutes at-will employment, meaning that either you or the Company will be entitled to terminate your employment at any time and for any or no reason, with or without notice and with or without cause. Any contrary representations that may have been made to you are superseded by this offer. Your "at-will" status with the Company cannot be modified or amended except by a written agreement, signed by an authorized agent of the Company and you. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures may change from time to time, the “at-will” nature of your employment may only be changed in an express written agreement signed by you and the CEO or CHRO of the Company.

No Conflict: By accepting this letter, you represent and warrant that you are not bound by any employment contract, restrictive covenant, or other restriction preventing you from carrying out your responsibilities to the Company, or which is in any way inconsistent with the terms of this offer letter. By accepting this letter, you further represent and warrant that you shall not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

Please contact me directly if you have any questions about this offer.

If you would like to accept this offer of employment, please sign your name on the line below, fill in the date, and return the signed letter via email by no later than August 19th. Your signature will acknowledge that you have read, understood, and agreed to the terms and conditions of this offer letter.

Sincerely,

Mike Bavaro

I have read and understood this offer letter and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein. I understand that employment in this new role would be at-will and that this document is not intended to create a contract of employment or alter the fact that employment is at-will.

NAME: /s/ Meenal Sethna	DATE: August 19, 2025

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